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                                                  [LOGO OF PACIFIC LIFE]
                                                  Pacific Life Insurance Company
                                                  700 Newport Center Drive
                                                  Newport Beach, CA 92660


                       GUARANTEED INCOME ADVANTAGE RIDER
                               (Pacific Value)

This Rider is part of your Contract and should be attached to it.
Notwithstanding any provision of your Contract to the contrary, the provisions of this Rider shall prevail over the provisions of your Contract.

You have purchased the Guaranteed Income Advantage Rider ("GIA Rider"). An annual charge (called the "Guaranteed Income Advantage Charge") for expenses related to the GIA Rider will be deducted from your Investment Options on a proportionate basis on each Contract Anniversary that the GIA Rider remains in effect and on the Annuity Date. Any portion of the Guaranteed Income Advantage Charge we deduct from the Fixed Option will not be greater than the annual interest credited in excess of 3%. The Guaranteed Income Advantage Charge is equal to 0.30% multiplied by the Contract Value on the date the charge is deducted. In the event of a full withdrawal of the amount available for withdrawal under the Contract, the entire Guaranteed Income Advantage Charge for the Contract Year in which the full withdrawal occurs will be netted out of the final payment made to the Owner.

This GIA Rider may be purchased on the Contract Date or on any following Contract Anniversary and will remain in effect until the earlier of: (a) a full withdrawal of the amount available for withdrawal under the Contract; (b) a death benefit becomes payable under the Contract; (c) any termination of the Contract in accordance with the provisions of the Contract; (d) the Annuity Date; or (e) your termination of the GIA Rider. The GIA Rider may only be purchased if the Age of each Annuitant is 80 years or younger on the date the GIA Rider is purchased.

This GIA Rider may be terminated on the fifth Contract Anniversary or any Contract Anniversary thereafter. If the GIA Rider is terminated, we will charge your Contract for the annual Guaranteed Income Advantage Charge on the effective date of termination.

The following section entitled Guaranteed Income Advantage Annuity Option is added before the Periodic Payments section under the ANNUITY BENEFITS provision of your Contract.

Guaranteed Income Advantage Annuity Option -Rather than choosing any of the Annuity Options described above, you may select the Guaranteed Income Advantage Annuity Option if 10 years have passed since the GIA Rider was purchased. You must choose fixed annuity payments under this Guaranteed Income Advantage Annuity Option, and the guaranteed income purchased per $1,000 of the net amount applied to the annuity payments will be based on an annual interest rate of 2.5% and the 1983a Annuity Mortality Table with the age set back 10 years (see attached Guaranteed Income Advantage Annuity Option Tables). The net amount applied to the annuity payments under this option will be based on the higher of the following two balances:

1. Guaranteed Income Base - If the GIA Rider is purchased on the Contract Date, the Guaranteed Income Base is equal to your Purchase Payments less an adjustment for each withdrawal, increased at a 5% effective annual rate of interest. The adjustment for each withdrawal is calculated by multiplying the Guaranteed Income Base prior to a withdrawal by the ratio of the amount of a withdrawal, including applicable withdrawal, to the Contract Value immediately prior to a withdrawal.

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     If the GIA Rider is purchased on a Contract Anniversary after the Contract
     Date, the Guaranteed Income Base is equal to your Contract Value on the date the GIA Rider was purchased, plus all Purchase Payments made after the GIA Rider was purchased, less an adjustment for each withdrawal occurring after the GIA Rider was purchased, increased at a 5% effective annual rate of interest. The adjustment for each withdrawal is calculated by multiplying the Guaranteed Income Base prior to a withdrawal by the ratio of the amount of a withdrawal, including applicable withdrawal charges, to the Contract Value immediately prior to a withdrawal.

     The effective annual rate of interest will take into account the timing of when each Purchase Payment and withdrawal occurred. This is accomplished by applying a daily factor of 1.000133681 to each day's Guaranteed Income Base balance. The 5% effective annual rate of interest will stop accruing as of the earlier of: (i) the Contract Anniversary following the date the youngest Annuitant reaches his or her 80th birthday; (ii) a full withdrawal of the amount available for withdrawal under the Contract; (iii) a death benefit becomes payable under the Contract; (iv) any termination of the Contract in accordance with the provisions of the Contract; (v) the Annuity Date; or (vi) your termination of the GIA Rider. On the Annuity Date and if the GIA Rider was not terminated, the net amount applied to the annuity payments will be the Guaranteed Income Base reduced by any remaining withdrawal charges, any MVAs, any applicable premium tax, and any outstanding Contract Debt.

2. Enhanced Income Base - The Enhanced Income Base is equal to your Net Contract Value on the Annuity Date plus an additional 15% of the amount that your Net Contract Value on the Annuity Date exceeds the sum of all Purchase Payments applied to your Contract in the 12 months prior to the Annuity Date. On the Annuity Date and if the GIA Rider was not terminated, the net amount applied to the annuity payments will be the Enhanced Income Base reduced by any remaining withdrawal charges and any applicable premium tax.

The structure of the annuity payments that may be elected under the Guaranteed Income Advantage Annuity Option are Period Certain (15 years or more), Life, Joint and Survivor Life, and Life with Period Certain (10 years or more). If you elect the Guaranteed Income Advantage Annuity Option, the waiver of withdrawal charges as described in your Contract will not apply, and the net amount applied to the annuity payments under the Guaranteed Income Advantage Annuity Option will be reduced by any remaining withdrawal charges.

All provisions regarding the Guaranteed Income Advantage Annuity Option described in this section only relate to the Guaranteed Income Advantage Annuity Option, and do not impact any of the other Annuity Options described in the Contract.

All other terms and conditions of your Contract remain unchanged.


                         PACIFIC LIFE INSURANCE COMPANY


         /s/ THOMAS C. SUTTON                      /s/ AUDREY L. MILFS

   Chairman and Chief Executive Officer                 Secretary

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                  GUARANTEED INCOME ADVANTAGE ANNUITY OPTION
                  ------------------------------------------

                SINGLE LIFE ANNUITIES WITH GUARANTEED PAYMENTS

                    Male at 2.5%                Female at 2.5%               Unisex at 2.5%

Age             None   10Yrs   20Yrs         None    10Yrs   20Yrs       None    10Yrs     20Yrs
---             ----   -----   -----         ----    -----   -----       ----    -----     -----
30              2.72    2.72    2.72         2.62     2.62    2.61       2.67     2.67      2.67
35              2.84    2.83    2.83         2.71     2.71    2.70       2.78     2.77      2.77
40              2.98    2.97    2.96         2.82     2.82    2.81       2.90     2.90      2.89
45              3.15    3.14    3.12         2.96     2.96    2.95       3.06     3.05      3.04
50              3.37    3.35    3.31         3.13     3.13    3.11       3.25     3.24      3.21
55              3.64    3.62    3.54         3.35     3.34    3.31       3.50     3.48      3.43
60              3.98    3.94    3.81         3.62     3.60    3.55       3.80     3.78      3.68
65              4.42    4.35    4.12         3.97     3.94    3.83       4.20     4.15      3.98
70              5.00    4.87    4.45         4.44     4.38    4.17       4.72     4.63      4.32
75              5.81    5.54    4.77         5.08     4.96    4.54       5.44     5.26      4.67
80              6.94    6.35    5.03         5.97     5.70    4.88       6.45     6.04      4.96
85              8.52    7.25    5.18         7.28     6.63    5.11       7.89     6.95      5.15
90             10.76    8.09    5.25         9.24     7.65    5.23       9.99     7.88      5.24
95             13.84    8.74    5.27        12.17     8.51    5.27      12.99     8.63      5.27

                       JOINT LIFE WITH 50% SURVIVOR LIFE

                               Primary Annuitant

                                   Male Age

                   60 with 2.5%     65 with 2.5%     70 with 2.5%     75 with 2.5%     80 with 2.5%     85 with 2.5%
                   ------------     ------------     ------------     ------------     ------------     ------------
          60           3.62             3.85             4.10             4.39             4.71             5.05
Female    65           3.71             3.97             4.26             4.60             4.97             5.36
age       70           3.78             4.08             4.42             4.82             5.26             5.73
          75           3.84             4.18             4.58             5.05             5.58             6.15
          80           3.89             4.26             4.71             5.26             5.91             6.63
          85           3.92             4.32             4.82             5.45             6.22             7.12

                     JOINT LIFE WITH 66 2/3% SURVIVOR LIFE

                               Primary Annuitant

                                   Male Age

                   60 with 2.5%     65 with 2.5%     70 with 2.5%     75 with 2.5%     80 with 2.5%     85 with 2.5%
                   ------------     ------------     ------------     ------------     ------------     ------------
          60           3.52             3.69             3.87             4.06             4.25              4.44
Female    65           3.63             3.84             4.06             4.30             4.54              4.77
age       70           3.72             3.98             4.26             4.56             4.86              5.16
          75           3.80             4.11             4.45             4.84             5.24              5.63
          80           3.86             4.21             4.62             5.10             5.63              6.17
          85           3.91             4.29             4.76             5.34             6.01              6.75

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                      JOINT LIFE WITH 100% SURVIVOR LIFE

                               Primary Annuitant

                                   Male Age


                   60 with 2.5%     65 with 2.5%     70 with 2.5%     75 with 2.5%     80 with 2.5%     85 with 2.5%
                   ------------     ------------     ------------     ------------     ------------     ------------
          60           3.33             3.41              3.48             3.53            3.56              3.59
Female    65           3.47             3.60              3.71             3.80            3.87              3.91
Age       70           3.60             3.79              3.97             4.12            4.23              4.31
          75           3.72             3.97              4.22             4.46            4.66              4.82
          80           3.81             4.11              4.45             4.81            5.14              5.42
          85           3.87             4.22              4.65             5.13            5.63              6.11


                         Unisex with 50% Survivor Life

                                  Unisex Age


                   60 with 2.5%     65 with 2.5%     70 with 2.5%     75 with 2.5%     80 with 2.5%     85 with 2.5%
                   ------------     ------------     ------------     ------------     ------------     ------------
          60           3.56             3.79             4.06             4.36             4.70             5.07
Unisex    65           3.62             3.89             4.20             4.55             4.94             5.38
Age       70           3.68             3.98             4.33             4.74             5.21             5.73
          75           3.72             4.05             4.44             4.92             5.49             6.12
          80           3.75             4.10             4.54             5.09             5.75             6.53
          85           3.77             4.14             4.61             5.21             5.98             6.92


                       UNISEX WITH 66 2/3% SURVIVOR LIFE

                                  Unisex Age


                   60 with 2.5%     65 with 2.5%     70 with 2.5%     75 with 2.5%     80 with 2.5%     85 with 2.5%
                   ------------     ------------     ------------     ------------     ------------     ------------
          60           3.48             3.68              3.88            4.09             4.31              4.53
Unisex    65           3.57             3.80              4.05            4.31             4.59              4.86
Age       70           3.64             3.91              4.21            4.54             4.90              5.25
          75           3.69             4.00              4.36            4.77             5.23              5.70
          80           3.73             4.07              4.48            4.98             5.55              6.18
          85           3.76             4.12              4.57            5.14             5.84              6.65

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                        UNISEX WITH 100% SURVIVOR LIFE

                                  Unisex Age

                   60 with 2.5%     65 with 2.5%     70 with 2.5%     75 with 2.5%     80 with 2.5%     85 with 2.5%
                   ------------     ------------     ------------     ------------     ------------     ------------
          60           3.34             3.46              3.56             3.64            3.70              3.74
Unisex    65           3.46             3.62              3.78             3.91            4.01              4.08
Age       70           3.56             3.78              4.00             4.20            4.37              4.50
          75           3.64             3.91              4.20             4.50            4.77              5.00
          80           3.70             4.01              4.37             4.77            5.19              5.57
          85           3.74             4.08              4.50             5.00            5.57              6.16



                              PERIOD CERTAIN ONLY

              Monthly              Monthly            Monthly           Monthly          Monthly
              Income               Income             Income            Income           Income

Year           2.50%      Year      2.50%     Year     2.50%    Year     2.50%    Year    2.50%
----           -----      ----      -----     ----     -----    ----     -----    ----    -----
 15            6.64        21       5.08       27      4.22      33      3.69      39     3.32
 16            6.30        22       4.90       28      4.12      34      3.62      40     3.28
 17            6.00        23       4.74       29      4.02      35      3.55
 18            5.73        24       4.60       30      3.93      36      3.49
 19            5.49        25       4.46       31      3.84      37      3.43
 20            5.27        26       4.34       32      3.76      38      3.38


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